UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 13, 2020

Date of Report (Date of earliest event reported)

AVERY DENNISON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

207 Goode Avenue Glendale, California	91203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	AVY	New York Stock Exchange
1.25% Senior Notes due 2025	AVY25	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February13, 2020, Avery Dennison Corporation, a Delaware corporation (the “Company”), entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”), with a syndicate of lenders party thereto, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as documentation agent.  The Credit Agreement amends and restates the Company’s Fourth Amended and Restated Credit Agreement dated as of November 8, 2017.

Under the Credit Agreement, the Company may borrow up to an aggregate of $800 million in revolving loans (the “Loans”).  At the discretion of the lenders and subject to certain customary requirements, the commitments under the Credit Agreement may be increased by up to an aggregate of $400 million upon the Company’s request.  The Credit Agreement’s maturity date is February 13, 2025; however, the Company may request that the commitments be extended for a one-year period under certain circumstances as set forth in the Credit Agreement.

Loans outstanding under the Credit Agreement bear interest, at the Company’s option, at the base rate or the Eurocurrency rate, in each case plus an applicable per annum margin.  The applicable per annum margin is determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum margin for base rate borrowings ranging from 0.00% to 0.275% and the per annum margin for Eurocurrency rate borrowings ranging from 0.795% to 1.275%.  The terms “base rate” and “Eurocurrency rate” have meanings customary for financings of this type.  Fees payable for the revolving commitments under the Credit Agreement, whether used or unused, are also determined based on the Company’s debt ratings in accordance with a pricing grid, with the per annum percentage ranging from 0.080% to 0.225%.

The Loans may, at the Company’s option, be prepaid in whole or in part without premium or penalty (except for breakage costs for Eurocurrency rate loans) and the Company may reduce or terminate the commitments of the lenders to make the Loans.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on mergers, asset sales, liens, investments, and subsidiary indebtedness.  In addition, the Credit Agreement requires the Company to maintain a maximum leverage ratio (calculated as a ratio of consolidated debt to consolidated EBITDA) of not more than 3.50 to 1.00; provided that, in the event of an acquisition by the Company that exceeds $250 million, the maximum leverage ratio shall increase to 4.00 to 1.00 for the fiscal quarter in which such acquisition occurs and the period of three consecutive fiscal quarters immediately following such fiscal quarter.

The summary of the Credit Agreement contained herein is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Section 2—Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Title

10.1	Fifth Amended and Restated Credit Agreement, dated as of February 13, 2020, by and among Avery Dennison Corporation, as the borrower, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, JPMorgan Chase Bank, N.A., as documentation agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

Forward-Looking Statements

This Form 8-K contains forward-looking statements, including statements related to the expected use of proceeds from the Credit Agreement, which are based on the Company’s current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation, risks related to the fact that the Company’s management will have discretion in its use of the proceeds. The Company refers you to the documents it files with the Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of its Annual Report on Form 10-K for the year ended December 29, 2018 and subsequent quarterly reports on Form 10-Q, which contain and identify important factors that could cause actual results to differ materially from those contained in the Company’s forward-looking statements. The Company’s forward-looking statements are made only as of the date hereof. The Company assumes no duty to update these forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVERY DENNISON CORPORATION

Date: February 14, 2020	By:	/s/ Gregory S. Lovins
		Name:	Gregory S. Lovins
		Title:	Senior Vice President and Chief Financial Officer